Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we,” “our,” “us,” and “Legacy Dragonfly” generally refer to Dragonfly Energy Corp. and its consolidated subsidiaries prior to the business combination with Chardan NexTech Acquisition 2 Corp. (the “Business Combination”). References in this section to “Dragonfly” generally refer to Dragonfly Energy Holdings Corp. and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the unaudited condensed consolidated financial statements as of September 30, 2022 and for the nine months ended September 30, 2022 and 2021, together with related notes thereto filed as Exhibit 99.1 to the Amendment No. 2 to the Current Report on Form 8-K/A (the “Form 8-K/A”) to which this Exhibit is filed. This discussion contains forward-looking statements based upon expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed below and in Dragonfly’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 7, 2022, as amended on October 12, 2022 by Amendment No. 1, particularly in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Percentage amounts included in the Form 8-K/A and the Exhibits thereto have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this discussion and analysis may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere in the Form 8-K/A and the exhibits thereto. Certain other amounts that appear in the Form 8-K/A and the Exhibits thereto may not sum due to rounding.

Overview

Founded in 2012 and based in Reno, Nevada, we are a manufacturer of non-toxic deep cycle lithium-ion batteries that are designed to displace lead acid batteries in a number of different storage applications and end markets including RV, marine vessel, and solar and off-grid industries, with disruptive solid-state cell technology currently under development. Our mission is to develop technology to deliver environmentally impactful and affordable solutions for energy storage to everyone globally.

Since 2018, we have sold over 188,000 batteries. For the nine months ended September 30, 2021 and 2022, we sold 59,082 and 62,691 batteries, respectively, and had $57.8 million and $66.0 million in net sales, respectively. We currently offer a line of batteries across our “Battle Born” and “Dragonfly” brands, each differentiated by size, power and capacity, consisting of eight different models, four of which come with a heated option. We primarily sell “Battle Born” branded batteries directly to consumers and “Dragonfly” branded batteries to OEMs.

Our increased total sales are a reflection of strong growth in original equipment manufacturer (“OEM”) sales, partially offset by a decline in direct sales to consumers (“DTC”) sales. Our RV OEM customers currently include Keystone, THOR, Airstream, and REV, and we are in ongoing discussions with a number of additional RV OEMs to further increase adoption of our products. Related efforts include seeking to have RV OEMs “design in” our batteries as original equipment and entering into arrangements with members of the various OEM dealer networks to stock our batteries for service and for aftermarket replacement sales.

We currently source the lithium iron phosphate cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.

To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power.

In addition to our conventional LFP batteries, our experienced research and development team, headed by our founder and CEO, is currently developing the next generation of LFP solid-state cells. Since our founding, we have been developing proprietary solid-state cell technology and manufacturing processes for which we have issued patents and pending patent applications, where appropriate. Solid-state technology eliminates the use of a liquid electrolyte, which addresses the residual heat and flammability issues arising from traditional lithium-ion batteries. The unique competitive advantage of our solid-state battery cell is highlighted by our dry deposition technology, which completely displaces the need for toxic solvents in the manufacturing process and allows for the rapid and scalable production of solid-state cells having an intercalation anode, like graphite or silicon. Other solid-state technology companies are focused on a denser lithium metal anode, which tends to form icicle-like dendrites inside the cell and lacks the cyclability of an intercalation anode. Our design allows for a much safer, more efficient cell that we believe will be a key differentiator in the energy storage market. Additionally, our internal production of solid-state cells will streamline our supply chain, allowing us to vertically integrate our cells into our batteries, thereby lowering our production costs as a result of our proprietary cost-effective manufacturing processes.

The Business Combination

On October 7, 2022, we consummated the Business Combination. Pursuant to the Business Combination Agreement, Bronco Merger Sub, Inc., a Nevada corporation and newly formed wholly-owned subsidiary of CNTQ (“MergerSub”) merged with and into Legacy Dragonfly, with Legacy Dragonfly surviving the merger and becoming a wholly-owned direct subsidiary of Chardan NexTech Acquisition 2 Corp. (“CNTQ”). Thereafter, Merger Sub ceased to exist and CNTQ was renamed Dragonfly Energy Holdings Corp. Dragonfly is deemed the accounting acquirer, which means that Legacy Dragonfly’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC.

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, CNTQ will be treated as the acquired company for financial statement reporting purposes. See “Unaudited Pro Forma Condensed Combined Financial Information” in the Form 8-K/A and the Exhibits thereto.

As a result of becoming a publicly traded company, we continue to need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Our Operating Results

Our financial position and results of operations depend to a significant extent on the following factors:

End Market Consumers

The demand for our products ultimately depends on demand from consumers in our current end markets. We generate sales through (1) DTC and (2) through OEMs, particularly in the RV market.

An increasing proportion of our sales has been and is expected to continue to be derived from sales to RV OEMs, driven by continued efforts to develop and expand sales to RV OEMs with whom we have longstanding relationships. Our RV OEM sales have been on a purchase order basis, without firm revenue commitments, and we expect that this will likely continue to be the case. Therefore, future RV OEM sales will be subject to risks and uncertainties, including the number of RVs these OEMs manufacture and sell, which in turn may be driven by the expectations these OEMs have around end market consumer demand.

Demand from end market consumers is impacted by a number of factors, including travel restrictions (as a result of COVID-19 or otherwise), fuel costs and energy demands (including an increasing trend towards the use of green energy), as well as overall macro-economic conditions. Sales of our batteries have benefited from the increased adoption of the RV lifestyle and the demand for additional appliances and electronics in RVs during the COVID-19 pandemic. However, in recent months rising fuel costs and other macro-economic conditions have caused a downward shift in decisions taken by end market consumers around spending. We have also experienced delays and disruptions in our supply chain, as well as labor shortages and shutdowns, which disrupted the production of our batteries and impacted our ability to keep up with customer demand. In addition, the spreading of the virus may make it more difficult for us to find alternative suppliers due to the high concentration of such suppliers located in China.

Our strategy includes plans to expand into new end markets that we have identified as opportunities for our LFP batteries, including industrial, rail, specialty and work vehicles, material handling, solar integration, and emergency and standby power, in the medium term, and data centers, telecom, and distributed on-grid storage in the longer term. We believe that our current LFP batteries and, eventually, our solid-state batteries, will be well-suited to supplant traditional lead-acid batteries as a reliable power source for the variety of low power density uses required in these markets (such as powering the increasing number of on-board tools needed in emergency vehicles). The success of this strategy requires (1) continued growth of these addressable markets in line with our expectations and (2) our ability to successfully enter these markets. We expect to incur significant marketing costs understanding these new markets, and researching and targeting customers in these end markets, which may not result in sales. If we fail to execute on this growth strategy in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets.

Supply

We currently rely on two carefully selected cell manufacturers located in China, and a single supplier, also located in China, to manufacture our proprietary battery management system, and we intend to continue to rely on these suppliers going forward. Our close working relationships with our China-based LFP cell suppliers, reflected in our ability to increase our purchase order volumes (qualifying us for related volume- based discounts) and order and receive delivery of cells in anticipation of required demand, has helped us moderate increased supply-related costs associated with inflation, currency fluctuations and U.S. government tariffs imposed on our imported battery cells and to avoid potential shipment delays. To mitigate against potential adverse production events, we opted to build our inventory of key components, such as battery cells. In connection with these stockpiling activities, we experienced a significant increase in prepaid inventory compared to prior periods as suppliers required upfront deposits in response to global supply chain disruptions.

As a result of our battery chemistry and active steps we have taken to manage our inventory levels, we have not been subject to the shortages or price impacts that have been present for manufacturers of nickel manganese cobalt and nickel cobalt aluminum batteries. As we look toward the production of our solid-state cells, we have signed a Memorandum of Understanding with a lithium mining company located in Nevada for the supply of lithium, which we expect will enable us to further manage our cost of goods.

Product and Customer Mix

Our product sales consist of sales of eight different models of LFP batteries, along with accessories for battery systems (individually or bundled). These products are sold to different customer types (e.g., consumers, OEMs and distributors) and at different prices and involve varying levels of costs. In any particular period, changes in the mix and volume of particular products sold and the prices of those products relative to other products will impact our average selling price and our cost of goods sold. Despite our work to moderate increased supply-related costs, the price of our products may also increase as a result of increases in the cost of components due to inflation, currency fluctuations and tariffs. OEM sales typically result in lower average selling prices and related margins, which could result in margin erosion, negatively impact our growth or require us to raise our prices. However, this reduction is typically offset by the benefits of increased sales volumes. Sales of third-party sourced accessories (whether sold individually or as part of a bundle) typically have lower related margin. We expect DTC accessory sales to increase as we further develop full-system design expertise and product offerings and consumers increasingly demand more sophisticated systems, rather than simple drop-in replacement. In addition to the impacts attributable to the general sales mix across our products and accessories, our results of operations are impacted by the relative margins of products sold. As we continue to introduce new products at varying price points, our overall gross margin may vary from period to period as a result of changes in product and customer mix.

Production Capacity

All of our battery assembly currently takes place at our 99,000 square foot headquarters and manufacturing facility located in Reno, Nevada. We currently operate two LFP battery production lines. Consistent with our operating history, we plan to continue to automate additional aspects of our battery production lines. Our existing facility has the capacity to add four additional LFP battery production lines and construct and operate a pilot production line for our solid-state cells, all designed to maximize the capacity of our manufacturing facility. Although our automation efforts are expected to reduce our costs of goods, we may not fully recognize the anticipated savings when planned and could experience additional costs or disruptions to our production activities.

Competition

We compete with traditional lead-acid battery manufacturers and lithium-ion battery manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our solid- state cells, we will experience competition with a wider range of companies. These competitors may have greater resources than we do, and may be able to devote greater resources to the development of their current and future technologies. Our competitors may be able to source materials and components at lower costs, which may require us to evaluate measures to reduce our own costs, lower the price of our products or increase sales volumes in order to maintain our expected levels of profitability.

Research and Development

Our research and development is primarily focused on the advanced manufacturing of solid-state lithium- ion batteries using an LFP catholyte, a solid electrolyte and an intercalation-based anolyte (intercalation being the reversible inclusion of a molecule or ion into layered solids). The next stage in our technical development is to construct the battery to optimize performance and longevity to meet and exceed industry standards for our target storage markets. Ongoing testing and optimizing of more complicated batteries incorporating layered pouch cells will assist us in determining the optimal cell chemistry to enhance conductivity and increase the number of cycles (charge and discharge) in the cell lifecycle. This is expected to require significant additional expense, and we may need to raise additional funds to continue these research and development efforts.

Components of Results of Operations

Net Sales

Net sales is primarily generated from the sale of our LFP batteries to OEMs and DTC, as well as chargers and other accessories, either individually or bundled.

Cost of Goods Sold

Cost of goods sold includes the cost of cells and other components of our LFP batteries, labor and overhead, logistics and freight costs, and depreciation of manufacturing equipment.

Gross Profit

Gross profit, calculated as net sales less cost of goods sold, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix, and customer mix.

Operating Expenses

Research and development

Research and development costs include personnel-related expenses for scientists, experienced engineers and technicians as well as the material and supplies to support the development of new products and our solid-state technology. As we work towards completing the development of our solid-state lithium-ion cells and the manufacturing of batteries that incorporate this technology, we anticipate that research and development expenses will increase significantly for the foreseeable future as we continue to invest in product development and optimizing and producing solid-state cells.

General and administrative

General and administrative costs include personnel-related expenses attributable to our executive, finance, human resources, and information technology organizations, certain facility costs, and fees for professional services.

Selling and marketing

Selling and marketing costs include outbound freight, personnel-related expenses, as well as trade show, industry event, marketing, customer support, and other indirect costs. We expect to continue to make the necessary sales and marketing investments to enable the execution of our strategy, which includes expanding into additional end markets.

Total Other Income (Expense)

Other income (expense) consists primarily of interest expense and debt issuance costs.

Results of Operations for the Nine Months Ended September 30, 2022 and 2021

The following table sets forth our results of operations for the nine months ended September 30, 2022 and 2021. This data should be read together with our unaudited financial statements and related notes included in Exhibit 99.1 to the Form 8-K/A, and is qualified in its entirety by reference to such financial statements and related notes.

	Nine months ended September 30,
	2022	% Net Sales	2021	% Net Sales

	(in thousands)
Net Sales	$66,042	100.0	$57,821	100.0
Cost of Goods Sold	46,481	70.4	34,314	59.3
Gross profit	19,561	29.6	23,507	40.7
Operating expenses
Research and development	1,951	3.0	1,899	3.3
Sales and marketing	9,331	14.1	6,654	11.5
General and administrative	13,716	20.8	8,428	14.6
Total Operating expenses	24,998	37.9	16,981	29.4
(Loss) Income From Operations	(5,437)	(8.2)	6,526	11.3
Other (Expense) Income
Interest (Expense) Income	(3,657)	(5.5)	0	0.0
Loss on Disposition of Assets	(62)	(0.1)	(124)	(0.2)
Total Other (Expense) Income	(3,719)	(5.6)	(124)	(0.2)
(Loss) Income Before Taxes	(9,156)	(13.9)	6,402	11.1
(Benefit) Provision for Income Tax	(1,700)	(2.6)	1,981	3.4
Net (Loss) Income	$(7,456)	(11.3)	$4,421	7.6

	Nine months ended September 30,
	2022	2021

	(in thousands)
Retailer	35,211	44,221
Distributor	6,544	6,910
DTC	41,755	51,131
% Net Sales	63.2	88.4
OEM	24,287	6,690
% Net Sales	36.8	11.6
Net Sales	$66,042	$57,821

Net Sales

Net sales increased by $8.2 million, or 14.2%, to $66.0 million for the nine months ended September 30, 2022, as compared to $57.8 million for the nine months ended September 30, 2021. This increase was primarily due to strong growth in the Company’s OEM business partially offset by a decline in DTC sales. For the nine months ended September 30, 2022, OEM revenue increased by $17.6 million primarily as a result of increased sales to RV OEM customers. DTC revenue decreased by $9.4 million compared to the nine months ended September 30, 2021, primarily due to lower unit volumes as a result of decreased demand due to macro-economic conditions.

Cost of Goods Sold

Cost of revenue increased by $12.2 million, or 35.5%, to $46.5 million for the nine months ended September 30, 2022, as compared to $34.3 million for the nine months ended September 30, 2021. This increase was primarily due to growth in unit sales, higher material, shipping and logistics costs (which we expect are likely to continue) in the amount of $9.0 million, a $2.0 million increase in overhead expense associated with the new manufacturing facility, and higher labor costs due to growth in the Company’s operations.

Gross Profit

Gross profit decreased by $3.9 million, or 16.8%, to $19.6 million for the nine months ended September 30, 2022, as compared to $23.5 million for the nine months ended September 30, 2021. The decrease in gross profit was primarily due to a change in revenue mix that included a larger percentage of lower margin OEM sales a lower percentage of DTC sales, together with an increase in cost of goods sold as noted above.

Research and Development Expenses

Research and development expenses increased by $0.1 million, or 2.7%, to $2.0 million for the nine months ended September 30, 2022, as compared to $1.9 million for the nine months ended September 30, 2021. This increase was primarily due to higher wage expense partially offset by lower material costs in relation to research and development.

General and Administrative Expenses

General and administrative expenses increased by $5.3 million, or 62.7%, to $13.7 million for the nine months ended September 30, 2022, as compared to $8.4 million for the nine months ended September 30, 2021. This increase was primarily due to higher professional fees associated with the Business Combination process in the amount of $1.9 million, a $2.0 million increase in costs associated with systems and personnel needed for public company readiness, and higher insurance fees due to growth in our operations.

Selling and Marketing Expenses

Sales and marketing expenses increased by $2.7 million, or 40.2%, to $9.3 million for the nine months ended September 30, 2022, as compared to $6.7 million for the nine months ended September 30, 2021. This increase was primarily due to an additional $1.6 million in wage expenses as a result of higher headcount to support growth initiatives in our existing and new adjacent markets, as well as increases across advertising, sponsorship and other sales and marketing expenses.

Total Other (Expense) Income

Other expense totaled $3.7 million for the nine months ended September 30, 2022 as compared to total other expense of $0.1 million for the nine months ended September 30, 2021. Other expense in 2022 is comprised primarily of interest expense related to $45.0 million in senior secured notes issued in November 2021. Interest expense will increase significantly as a result of approximately $75 million in post-closing indebtedness following completion of the Business Combination.

Income Tax (Benefit) Provision

Income tax benefit was $1.7 million for the nine months ended September 30, 2022, as compared to a $2.0 million expense for the nine months ended September 30, 2021. The income tax benefit reflects the Company’s expected use of losses in the period against future tax obligations.

Net (Loss) Income

We experienced a net loss of $7.5 million for the nine months ended September 30, 2022, as compared to net income of $4.4 million for the nine months ended September 30, 2021. As described above, this result was driven primarily by higher sales offset by increased cost of goods sold, higher operating expenses, and increased other expense.

Non-GAAP Financial Measures

The Form 8-K/A and the Exhibits thereto include a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income, tax and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for stock-based compensation, ERP implementation, non-recurring debt transaction and business combination expenses. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP.

The table below presents our adjusted EBITDA, reconciled to net income for the nine months ended September 30, 2022 and 2021.

	Nine months ended September 30,
	2022	2021

	(in thousands)
Net income	$(7,456)	$4,421
Interest Expense	3,657	—
Taxes	(1,700)	1,981
Depreciation and Amortization	648	432
EBITDA	(4,851)	6,834

Adjusted for:
Stock-Based Compensation(1)	1,155	428
ERP Implementation(2)	198	190
Promissory Note Forgiveness(3)	469	—
Business Combination Expenses(4)	1,886	—
Adjusted EBITDA	$(1,143)	$7,452

(1)	Stock-Based Compensation is comprised of costs associated with option grants made to our employees and consultants.
(2)	ERP Implementation is comprised of costs and expenses associated with our implementation of an ERP system in anticipation of the Business Combination and becoming a public company.

(3)	Promissory Note Forgiveness is comprised of the loan that was forgiven in connection with the promissory note, with a maturity date of March 1, 2026, between the Company and its Chief Financial Officer.
(4)	Business Combination Expenses is comprised of fees and expense, including legal, accounting and other others, associated with the Business Combination.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. As of September 30, 2022, our principal source of liquidity was cash totaling $13.6 million. We intend to utilize borrowings under the Term Loan (as defined below) and equity issuances under the ChEF Equity Facility (as defined below), pursuant to which we have the option to direct Chardan Capital Markets LLC (“CCM”) to purchase up to $150.0 million of common stock, pursuant to, on the terms of and subject to satisfaction the terms and conditions of availability in the purchase agreement. Following the consummation of the Business Combination, as of November 1, 2022, we had cash totaling $18.9 million.

In connection with the growth of our business and in anticipation of future needs and to protect against supply-chain and logistics related shortages, during the third quarter of 2022, we continued to increase our inventory purchasing activities. As a result, our inventory balance at September 30, 2022 increased by $12.4 million to $39.5 million, compared to $27.1 million at December 31, 2021.

We expect our capital expenditures and working capital requirements to increase materially in the near future, as we continue our research and development efforts (particularly those related to solid-state lithium- ion battery development), expand our production lines, scale up production operations and look to enter into adjacent markets for our batteries (with operating expenses expected to increase across all major expense categories). We expect to deploy a significant amount of capital to continue our optimization and commercialization efforts dedicated to our solid-state technology development, as well as continued investment to automate and increase the production capacity of our existing assembly operation. We believe that our cash on hand following the closing of the Business Combination, which we assume will include utilization of the borrowings under the Term Loan and equity issuances under the ChEF Equity Facility, will be sufficient to meet our working capital and capital expenditure requirements for a period of at least twelve months from the date of this Form 8-K/A. We may, however, need additional cash if there are material changes to our business conditions or other developments, including unanticipated delays in production, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures and regulatory developments, or if we decide to accelerate our research and development efforts and/or any of our other growth strategies. To the extent that our resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects.

In addition to the foregoing, based on our current assessment, we do not expect any material adverse effect on our long-term liquidity due to the COVID-19 pandemic. However, we will continue to assess the effect of the pandemic to our operations. The pandemic has in recent periods moderated in the United States following the availability of vaccines (although vaccination rates often vary by geography, age and other factors) and increased immunity (including natural immunity from infection). However, the extent to which the COVID-19 pandemic will affect our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence. These uncertainties include the ultimate geographic spread of the disease (including emergence of new variants against which existing vaccinations or treatments may be ineffective), the duration of the pandemic and the perceived effectiveness of actions taken in the United States and other countries to contain and treat the disease. While the potential economic impact of COVID-19 may be difficult to assess or predict, a widespread pandemic alone or in combination with other events, such as the Russia/Ukraine conflict, could result in significant disruption of global financial markets and supply chains, reducing our ability to access capital in the future or access required raw materials and components, which could result in price increases. In addition, a recession or long-term market correction resulting from the spread of COVID-19 or other events could materially affect our business and the value of our common stock.

Historically, we funded development of our solid-state and cell manufacturing technologies internally through operationally generated cash and, in recent periods, with proceeds from our secured borrowings in November 2021 and in October 2022 (in connection with the consummation of the Business Combination). Additionally, we intend to utilize our borrowings under the Term Loan and equity issuances under our ChEF Equity Facility, subject to the terms and conditions thereof, along with our cash generated by operations, to fund the continued development of our solid-state technologies. To date, our focus has been on seeking to prove the fundamental soundness of our manufacturing techniques and our solid-state chemistry. Moving forward, our solid-state related investments will focus on chemistry optimization and establishing a pilot line for pouch cell production. Over the next two to three years, we expect to spend in excess of $50 million on solid-state development and cell manufacturing technologies.

Financing Obligations and Requirements

As of September 30, 2022, we had cash totaling $13.6 million. Since inception and until recently, we funded ourselves from internally generated cash and $2 million in equity raised in 2017. On November 24, 2021, we issued $45 million of fixed rate senior notes, secured by among other things, a security interest in our intellectual property. As part of the Business Combination, we entered into a series of transactions that is expected to provide us additional cash to fund our capital and liquidity requirements in the short and long-term. Following the consummation of the Business Combination, as of November 1, 2022, we had cash totaling $18.9 million.

The proceeds from the $75 million aggregate principal amount senior secured term loan facility (the “Term Loan”) entered into in connection with the Business Combination were used to (i) to support the Business Combination, (ii) to prepay the fixed rate senior notes at closing of the Business Combination, (iii) to pay fees and expenses in connection with the foregoing, (iv) to provide additional growth capital and (v) for other general corporate purposes. The Term Loan will mature four years from the closing of the Business Combination and will be subject to quarterly amortization of 5% per annum beginning 24 months after the closing of the Business Combination.

The definitive documents for the Term Loan (the “Term Loan Agreement”) incorporate certain mandatory prepayment events and certain affirmative and negative covenants and exceptions thereto. The financial covenants for the Term Loan include a maximum senior leverage ratio covenant, a minimum liquidity covenant, a springing fixed charge coverage ratio covenant and a maximum capital expenditures covenant.

The Term Loan accrues interest (i) until April 1, 2023 at a per annum rate equal to adjusted SOFR plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

Dragonfly may elect to prepay all or any portion of the amounts owed prior to Maturity Date (as defined in the Term Loan Agreement), provided that Dragonfly provides notice to the Administrative Agent and the amount is accompanied by the applicable prepayment premium, if any. Prepayments of the Term Loan are required to be accompanied by a premium of 5% of the principal amount so prepaid if made prior to the first anniversary of the closing of the Business Combination, 3% if made on and after the first anniversary but prior to the second anniversary of the closing of the Business Combination, 1% if made after the second anniversary of the Closing Date but prior to the third anniversary of the closing of the Business Combination, and 0% if made on or after the third anniversary of the closing of the Business Combination. If the Term Loan is accelerated following the occurrence of an event of default, Legacy Dragonfly is required to immediately pay to lenders the sum of all obligations for principal, accrued interest, and the applicable prepayment premium.

Pursuant to the Term Loan Agreement, the obligations of Legacy Dragonfly are guaranteed by Dragonfly and will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto from time to time as guarantors. Pursuant to the Term Loan Agreement, each of Dragonfly and Legacy Dragonfly granted the Administrative Agent, a security interest in substantially all of its personal property, rights and assets to secure the payment of all amounts owed to lenders under the Term Loan Agreement. In addition, we entered into a Pledge Agreement pursuant to which Dragonfly pledged to the Administrative Agent its equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement.

At the closing of the Business Combination, Dragonfly issued to the Term Loan Lenders (i) warrants to initially acquire 2,593,056 shares of common stock at an exercise price of $0.01 per share and (ii) the warrants to initially acquire 1,600,000 shares of common stock at an initial $10.00 per share exercise price.

In addition, pursuant to the purchase agreement dated October 7, 2022 between Dragonfly and CCM, establishing an equity facility (the “ChEF Equity Facility”). On the terms of and subject to the satisfaction of the conditions therein, including the filing and effectiveness of a registration statement registering the resale by CCM of the shares of common stock issued to it under the purchase agreement, Dragonfly will have the right from time to time at its option to direct CCM to purchase up to a specified maximum amount of shares of common stock, up to a maximum aggregate purchase price of $150 million over the term of the ChEF Equity Facility.

For additional detail on the Term Loan and the ChEF Equity Facility and their respective terms and conditions, see Dragonfly’s Current Report on Form 8-K filed with the SEC on October 7, 2022.

Cash Flow — Nine months ended September 30, 2022 and 2021
	Nine months ended September 30,
	2022	2021

	(in thousands)
Net cash provided by/(used in) operating activities	$(24,711)	$(2,733)
Net cash provided by/(used in) investing activities	$(6,065)	$(2,479)
Net cash provided by/(used in) financing activities	$15,707	$26

Operating Activities

Net cash used in operating activities was $24.7 million for the nine months ended September 30, 2022 primarily due to a net loss during the period, an increase in purchased inventory to support future growth and to protect against potential supply disruptions, and an increase in accounts payable and accrued expenses as a result of the increased sales to OEM customers.

Net cash used in operating activities was $2.7 million for the nine months ended September 30, 2021 primarily due to net income during the period which was more than offset by an increase in working capital as a result of growth in the Company’s operations.

Investing Activities

Net cash used in investing activities was $6.1 million for the nine months ended September 30, 2022, as compared to net cash used in investing activities of $2.5 million for the nine months ended September 30, 2021. The increase in cash used in investing activities was primarily due to an increase in capital expenditures to support the Company’s growing manufacturing base as well as its efforts to develop solid-state battery technology and manufacturing processes.

Financing Activities

Net cash provided by financing activities was $15.7 million for the nine months ended September 30, 2022, as compared to net cash provided by financing activities of $0.03 million for the nine months ended September 30, 2021, and was primarily due to the strategic investment made by Thor Industries.

Contractual Obligations

Our estimated future obligations consist of short-term and long-term operating lease liabilities. As of September 30, 2022, we had $1.2 million in short-term operating lease liabilities and $3.8 million in long-term operating lease liabilities.

Quantitative and Qualitative Disclosures about Market Risk

We have not experienced any significant losses in such accounts, nor does management believe it is exposed to any significant credit risk. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. We use an assumed dividend yield of zero as we have never paid dividends and have no current plans to pay any dividends on our common stock. We account for forfeitures as they occur.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can significantly impact the amounts we report as assets, liabilities, revenue, costs and expenses and the related disclosures. We base our estimates on historical experience and other assumptions that we believe are reasonable under the circumstances. Our actual results could differ significantly from these estimates under different assumptions and conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance as these policies involve a greater degree of judgment and complexity.

Revenue Recognition

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. We only apply the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of Topic 606, we assess the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. We exclude from the transaction price all taxes that are assessed by a governmental authority and imposed on and concurrent with our revenue transactions, and therefore present these taxes (such as sales tax) on a net basis in operating revenues on the Statement of Income.

Revenue is recognized when control of the promised goods is transferred to the customer or distributor, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when we conclude there is no risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.

We may receive payments at the onset of the contract and before delivery of goods for customers in the retail channel. In such instances, we record a customer deposit liability. Payment terms for distributors and OEMs are due within 30-60 days after shipment. We recognize these contract liabilities as sales after the revenue criteria are met. As of September 30, 2022, the contract liability related to our customer deposits approximated $0.3 million compared to approximately $0.4 million as of December 31, 2021. The entire contract liability balance as of December 31, 2021 was recognized as revenue during the nine months ended September 30, 2022.

Inventory

Inventories, which consist of raw materials, work in process and finished goods, are stated at the lower of cost (weighted average) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. As of September  30, 2022 and 2021, no such reserves were necessary.

Property and Equipment

Property and equipment are stated at cost, including the cost of significant improvements and renovations. Costs of routine repairs and maintenance are charged to expense as incurred. All our facilities are leased and none are owned. Depreciation and amortization are calculated by the straight-line method over the estimated useful lives for owned property, or, for leasehold improvements, over the shorter of the asset’s useful life or term of the lease. Depreciation expense for the nine months ended September 30, 2022 and 2021 was $0.6 million and $0.4 million, respectively. The various classes of property and equipment and estimated useful lives are as follows:

Office furniture and equipment	3 to 7 years
Vehicles	5 years
Machinery and equipment	3 to 7 years
Leasehold improvements	Remaining Term of Lease

As we add to our production capabilities and make related capital expenditures (including with respect to our solid-state battery capabilities) we expect our depreciation expenses to increase.

Research and Development

We expense research and development costs as incurred. Research and development expenses include salaries, contractor and consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities, and other departmental expenses. The costs we incur with respect to internally developed technology and engineering services are included in research and development expenses as incurred as they do not directly relate to acquisition or construction of materials, property or intangible assets that have alternative future uses. We expect our research and development costs to increase as we continue to develop our proprietary solid-state cell technology and manufacturing processes.

Recent Accounting Pronouncements

For information regarding recently issued accounting pronouncements and recently adopted accounting pronouncements, please see Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included in Exhibit 99.1 to the Form 8-K/A.

JOBS Act Accounting Election

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, Dragonfly can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of the CNTQ IPO, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.